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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bitetti, Vincent J.
   776 Emerson Street
   Thousand Oaks, CA  91362
2. Issuer Name and Ticker or Trading Symbol
   Sound Source Interactive, Inc.
   SSII
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   8/96
5. If Amendment, Date of Original (Month/Year)
   8/96
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director (x) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Chairman of the Board and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security       2.    3.    4.Securities Acquired (A)         5.Amount of        6.Dir  7.Nature of Indirect
                            Transaction  or Disposed of (D)                Securities        ect    Beneficial Ownership
                                                                           Beneficially      (D)or
                                                         A/                Owned at          Indir
                            Date Code V     Amount       D       Price     End of Month      ect(I)
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Common Stock                                                               1,254,684(1)      D

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative  2.Con-   3.    4.     5.Number of De  6.Date Exer 7.Title and Amount   8.Price  9.Number  10.  11.Nature of
  Security             version  Transaction   rivative Secu  cisable and   of Underlying       of Deri of Deriva  Dir  Indirect
                       or Exer                rities Acqui   Expiration    Securities         vative   tive       ect  Beneficial
                       cise                   red(A) or Dis  Date(Month/                      Secu     Securities (D)  Ownership
                       Price of               posed of(D)    Day/Year)                        rity     Benefi     or
                       Deriva-                               Date Expir                                ficially   Ind
                       tive                            A/    Exer-ation    Title and Number            Owned at   ire
                       Secu-                           D     cisa-Date     of Shares                   End of     ct
                       rity      Date Code V  Amount         ble                                       Month
                                                                                                                  (I)
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No changes
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Explanation of Responses:

(1) Report has been amended to correct a mathematical error that appeared in Table 1. There are no amendments to the information originally set forth in Table 2.
SIGNATURE OF REPORTING PERSON
/s/ Vincent J. Bitetti
DATE
2/11/97